Exhibit 10.55

FORM OF LETTER AGREEMENT REGARDING OPTIONS GRANTED

TO EXECUTIVE OFFICERS DURING FISCAL 1997

[Date]

GRANT OF INCENTIVE STOCK OPTIONS

[Name of Executive Officer]

Optionee

I am pleased to inform you that the Compensation Committee of the Board of Directors of BJ Services Company (the “Company”) has granted you an incentive stock option to buy shares of the Common Stock of the Company as follows:

Date of Grant	[Date of Grant	]
Option Price per Share	$[Exercise Price]
Incentive Stock Option Shares Granted	[Number of Shares]

By signing below, you agree that this option is granted under and governed by the terms and conditions of the Company’s 1995 Incentive Plan, including the Terms and Conditions attached hereto and incorporated herein by reference.

This option is granted as an incentive stock option. Options under this grant may be accelerated to an earlier year, based upon the Company’s stock price, as outlined in paragraph 2 of the attached Terms and Conditions. If that happens, all or part of this option may be changed to a non-qualified stock option. This will be determined as follows: This option, if accelerated, will be treated as a non-qualified option to the extent that the “FMV” for the accelerated options, plus the FMV for your other incentive stock options that first become exercisable in that year, exceeds $100,000. “FMV” means the fair market value of the Company’s stock at the time the particular option was granted.

This grant shall be void and of no effect unless you execute and return this Agreement to the undersigned within ninety (90) days of the above date. The attached copy of this Agreement is for your records.

BJ SERVICES COMPANY

By:
J.W. Stewart

OPTIONEE

Dated:

BJ SERVICES COMPANY

1995 INCENTIVE PLAN

TERMS AND CONDITIONS

STOCK OPTION FOR OFFICERS AND KEY EMPLOYEES

The terms and conditions set forth below are hereby incorporated by reference into the attached award agreement (“Agreement”) by and between BJ Services Company (the “Company”) and the employee named therein (the “Employee”). Terms defined in the 1995 Incentive Plan (the “Plan”) are used herein with the same meaning.

1. The Employee has agreed to perform services for the Company or a subsidiary and to accept the grant of a stock option, as designated on the attached award agreement (“Option”), in accordance with the terms and provisions of the Plan and the Agreement.

2. The Option shall become vested (exercisable) and expire in accordance with the following schedule.

Number of Shares(1)	Vesting Date(1)	Expiration Date
1/3 of the Option	one year from the Date of Grant	ten years from Date of Grant

1/3 of the Option	two years from the Date of Grant	ten years from Date of Grant

1/3 of the Option	three years from the Date of Grant	ten years from Date of Grant

(1)	Provided, however, that if on any date after six months from the Date of Grant the closing sale price of the Common Stock, as reported in The Wall Street Journal (the “Common Stock Price”), equals or exceeds $75.00 per share, then, as of such date, the Option shall become vested in full and; provided, further, that if the Common Stock Price equals or exceeds $75.00 within the first six months from the Date of Grant, the Option shall become vested in full on the date that is six months from the Date of Grant.

3. In the event of the Employee’s termination of employment by reason of death, disability or retirement occurring on or after the first anniversary of the Date of Grant, the Option shall become immediately vested in full on such date to the extent not already vested.

4. To the extent vested, the Option may be exercised in whole or in part or in two or more successive parts; provided, however, that the Option shall not be exercisable following the tenth anniversary of the Date of Grant or the earlier termination of such Option as provided herein.

5. The Employee agrees that the Company or its subsidiaries may withhold any federal, state or local taxes upon the exercise of the Option, at such time and upon such terms and conditions as required by law and as provided by the Plan. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue any shares of Common Stock pursuant to the exercise of the Option until the Employee has satisfied such withholding obligations or made arrangements for satisfying such obligations that are acceptable to the Company or its subsidiary.

6. The Option may be exercised from time to time by a notice in writing of such exercise which states the Date of Grant set forth in the Agreement, the number of shares in respect of which the Option is being exercised and the type of award (Incentive Stock Option or Non-Qualified Stock Option). Such notice shall be delivered to the Secretary of the Company or addressed to the Secretary of the Company at its corporate offices in Houston, Texas. An election to exercise shall be irrevocable. The date of exercise shall be the date the notice is hand delivered or received by the Secretary, whichever is applicable.

7. An election to exercise an Option shall be accompanied by the tender of the full purchase price of the shares of Common Stock for which the election is made. Payment may be made in cash, shares of Common Stock of the Company already owned, a “cashless exercise” procedure established by the Company, or any combination thereof. If the Employee desires to tender Common Stock already owned by the Employee as payment, the Employee must notify the Secretary in the written notice of exercise of such desire and, subject to the Secretary’s confirmation that the Employee is the record holder of such number of shares, it shall not be necessary for the Employee to tender stock certificates to effectuate such payment of the exercise price. The value of the number of shares tendered to exercise the Option cannot exceed the Option’s exercise price, and such tendered shares shall be valued at the Common Stock Price per share on the trading day prior to the date of exercise of the Option.

8. The Option is not transferable by the Employee, otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Employee only by the Employee.

9. In the event of the termination of the Employee’s employment (whether voluntary or involuntary), for any reason other than death, disability or retirement or by the Company or a subsidiary for Cause, the Option outstanding on such date of termination, to the extent vested on such date, may be exercised by the Employee (or in the event of the Employee’s death, by the Employee’s estate or by the person or persons who acquire the right to exercise the Option by bequest or inheritance (“Heir”)) within three months following such termination of employment, but not thereafter; provided, however, in no event shall the Option be exercisable after the tenth anniversary of the Date of Grant. To the extent the Option is not vested on the Employee’s date of termination, the Option or the portion thereof that is not vested on such date shall automatically lapse and be canceled unexercised as of the Employee’s date of termination.

10. In the event of the Employee’s termination of employment by reason of death, the Option granted herein, to the extent vested on such date, may be exercised by the Employee’s Heir at any time within the one-year period after the Employee’s date of death, but not thereafter, and in no event shall the Option be exercisable after the tenth anniversary of the Date of Grant.

11. In the event of the Employee’s termination of employment by reason of disability or retirement, the Option granted herein, to the extent vested on such date may be exercised by the Employee (or in the event of the Employee’s death, the Employee’s Heir) within the 36-month period following such termination of employment, but not thereafter, and in no event shall the Option be exercisable after the tenth anniversary of the Date of Grant.

12. In the event of the Employee’s termination of employment either by reason of Cause or prior to the date of vesting of the Option, the Option shall automatically lapse in full and be canceled unexercised as of that date.

13. In the event of a change in the capitalization of the Company due to a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or similar event, the terms of the Agreement shall be adjusted by the Committee to reflect such change, and the determination of the Committee shall be final and binding.

14. Upon the occurrence of a Change of Control, notwithstanding any other provision in the Plan or the Agreement to the contrary, the Option shall automatically become vested and exercisable in full on such date and shall be immediately exercisable in full for such period as provided in the Plan.

15. Nothing in the Agreement or in the Plan shall confer on the Employee any right to continue employment with the Company or its subsidiaries nor restrict the Company or its subsidiaries from termination of the employment relationship of the Employee, with or without cause, at any time.

16. Notwithstanding any other provision of the Plan or the Agreement, the Employee agrees that the Employee will not exercise the Option and the Company shall not be obligated to issue any shares of Common Stock, if the Committee determines such issuance would violate any state or federal law or the rules or regulations of any governmental regulatory body or agreement between the Company and any national securities exchange upon which the Common Stock is listed.

17. In the event of a conflict between the terms of the Agreement and the Plan, the Plan shall be the controlling document.

OPTION GRANTS

There are no assurances that stock options will be granted to any employee from year to year. This decision is at the discretion of the Company’s Board of Directors. The number of options granted is also at the discretion of the Company’s Board. Among the various issues considered by the Board when considering an option grant is the value of an option which changes from day to day as the Company’s stock price changes. The value is determined by an industry accepted method called Black-Shoals, which uses price, volatility, vesting schedule, and several other factors to calculate the value of a stock option. If the Company’s stock price increases over time, the value of an option also increases and if stock price decreases, the value of an option decreases. The examples below show how the stock price can affect the number of options equal to $10,000 option value.

# Of Options Equal to $10,000 Option Value

Stock Price	Option Valuation	# Options Equal to $10,000 Value
$24.51	$10.15	985
$47.13	$19.49	513